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                       Multi-Benefit Realty Fund '87-1

                            Summary of Appraisals

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                                     (a)

                           Carlin Manor Apartments
                                Columbus, Ohio

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Carlin Manor Apartments                                        April 12, 1996
Columbus, Ohio                                                         Page 1

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:                  Carlin Manor Apartments

LOCATION OF PROPERTY:           1900 Sunny Court, City of Columbus, Franklin County, Michigan.

PURPOSE OF THE APPRAISAL:       To estimate the Market Value of the subject.

PROPERTY RIGHTS APPRAISED:      Fee Simple Estate

HIGHEST AND BEST USE:           As Vacant - To develop for multi-family use.

                                As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:           The subject parcel is approximately 15.0 acres, irregular in shape.
                                It is accessible from both Heaton Road and Carahan Road, which bisects the site. The site is level and appears to be free from adverse easements and encroachments. The site is zoned AR1 Multiple-Family
                                Residential District.

IMPROVEMENT DATA:               The subject property consists of 278 dwelling units situated within
                                18, two-story buildings constructed on slab. The property was constructed in two phases between 1966 and 1970 and contains 277,480 square feet of rentable area. Currently, the improvements are in good condition with no major repairs in progress or planned. The parking lot is asphalt paved with approximately 417 open spaces.

TENANT DATA:                    The Carlin Manor Apartments cater primarily to adults and families in the surrounding area. Leases are typically signed for 12-month terms. As of the date of inspection, the subject was 88% occupied.

DATE OF VALUE ESTIMATE:         March 28, 1996
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Carlin Manor Apartments                                       April 12, 1996
Columbus, Ohio                                                        Page 2

             SUMMARY OF SALIENT FACTS AND CONCLUSIONS (CONTINUED)

SUMMARY OF STABILIZED PRO FORMA:

                           TOTALS      PER UNIT
                        ------------ ----------
Potential Gross
 Income                  $1,566,140     $5,634
Vacancy & Credit Loss      (156,614)      (563)
Employee discounts          (18,540)       (67)
                        ------------ ----------
Effective Gross
 Income                  $1,390,986     $5,003
Operating Expenses          890,210      3,202
                        ------------ ----------
Net Operating Income     $  500,766     $1,801

VALUE CONCLUSIONS

The Income Capitalization Approach:   $4,750,000
The Sales Comparison Approach:        $4,850,000
FINAL VALUE ESTIMATE:                 $4,750,000

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                                     (b)

                           Shadow Brook Apartments
                            West Valley City, Utah
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Shadowbrook Apartments                                        April 25, 1996
West Valley City, Utah                                                Page 1

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS


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
PROPERTY NAME:                  Shadowbrook Apartments

LOCATION OF PROPERTY:           3860 S. Redwood Road, West Valley City, Salt Lake County, Utah

PURPOSE OF THE APPRAISAL:       To estimate the Market Value of the subject.

PROPERTY RIGHTS APPRAISED:      Fee Simple Estate

HIGHEST AND BEST USE:           As Vacant - To develop for multifamily use.

                                As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:           The subject parcel is irregular in shape and contains approximately
                                14.78 acres of land predominantly zoned R-M residential, with a minor piece of C-2 commercial frontage.

IMPROVEMENT DATA:               The subject consists of 300 units totaling 263,850 square feet of net rentable area. The structural improvements consist of 14 residential buildings and an office/clubhouse building. Exterior finish consists of painted stucco siding and ceramic tile roofs.
                                Additional amenities include a swimming pool, lighted tennis courts, indoor jacuzzi, fitness room, pool table, one covered parking space per unit with additional surface spaces, 11 mini-storage units, concrete walkways, wood perimeter privacy fence, and other landscaping. The improvements were completed in 1984.

TENANT DATA:                    The Shadowbrook Apartments cater primarily to adults and families employed in the surrounding area. Leases are typically signed for six or 12-month terms. The subject is reported 99% occupied as of the date of inspection.

DATE OF VALUE ESTIMATE:         March 29, 1996
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             SUMMARY OF SALIENT FACTS AND CONCLUSIONS (CONTINUED)

Shadowbrook Apartments                                       April 25, 1996
West Valley City, Utah                                               Page 2

SUMMARY OF STABILIZED PRO FORMA:

                           TOTALS      PER UNIT
                        ------------ ----------
Potential Gross
 Income                  $2,018,070     $6,727
Vacancy & Credit Loss      (100,904)      (336)
                        ------------ ----------
Effective Gross
 Income                  $1,917,166     $6,390
Operating Expenses          770,858      2,569
                        ------------ ----------
Net Operating Income     $1,146,308     $3,821

VALUE CONCLUSIONS

The Sales Comparison Approach:        $11,600,000
The Income Capitalization Approach:   $11,750,000
FINAL VALUE ESTIMATE:                 $11,750,000

      NOTE: Market value estimate assumes $111,500 of deferred maintenance has been cured.